ADDENDUM TO
          ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT
                            DATED DECEMBER 18, 2006
                                    BETWEEN
                            ALPS FUND SERVICES, INC.
                                      AND
                          LIBERTY ALL-STAR EQUITY FUND


     THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Fund Services, Inc. ("ALPS"), and Liberty All-Star Equity Fund ("Fund").

     WHEREAS, ALPS and the Fund have entered into an Administration, Bookkeeping and Pricing Services Agreement (the "Agreement") dated December 18, 2006;

     WHEREAS, effective April 9, 2007, ALPS will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

     WHEREAS, in light of the foregoing, ALPS and the Fund wish to modify the provisions of the Agreement to reflect ALPS' and the Fund's new address.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

      1. NOTICES. All references to ALPS' address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203. All
            references to the Funds' address at 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

      2. REMAINDER OF THE AGREEMENT. All other provisions of the Agreement shall remain unchanged.

     IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.


ALPS Fund Services, Inc.                         Liberty All-Star Equity Fund


By:                                              By:
    ---------------------                            ---------------------
Name:  Jeremy O. May                             Name:  Tane T. Tyler
Title: Managing Director                         Title: Secretary